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                                                                 Exhibit 10.5(a)

     5.1  Technical Information.  During the term of this Agreement Adeza shall
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          provide to Tokos all such technical and marketing information concerning the Tests as Adeza shall possess and Tokos shall reasonably request or to which it may otherwise be entitled under this Agreement. Except as utilized for marketing purposes as agreed to by Adeza, all such disclosures shall be subject to the confidentiality obligations set forth elsewhere in this Agreement.

     5.2  On-Site Technical Assistance.  Adeza shall, at its own expense, upon
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          the reasonable request of Tokos, dispatch a reasonable number of qualified technical personnel to locations designated by Tokos for a period of not more than 5 working days per year during the term hereof for consultation, advice and technical discussion with Tokos' personnel during the initial set up of a marketing plan for the Tests as well as subsequent periodic training programs with respect to the Tests.

     5.3  Clinical Studies.  All necessary studies with regard to Tests shall be
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          agreed to, designed and managed to successful conclusion by Adeza and
          Tokos, jointly. Necessary studies shall include uses of Tests for indications and applications without regard to any FDA requirement including, but not limited to, symptomatic patients, high risk asymptomatic patients, low risk asymptomatic patients for screening purposes and intervention studies with current conventional treatments. Except for home uterine activity monitoring ("HUAM"), which may be a part of any study and the cost of which shall be borne by Tokos and significant other tests or materials other than the Tests, Adeza shall allocate from Marketing Rights Payments and Product Purchase Payments all amounts necessary to undertake and successfully complete all necessary studies. Any sales or use of the Tests prior to FDA PMA approval shall only be pursuant to such clinical studies or other programs as the parties shall jointly agree upon.

VI.  PAYMENTS

     6.1  Marketing Rights Payments.  In consideration for the Marketing Rights
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          granted to Tokos by Adeza pursuant to this Agreement, Tokos shall pay to Adeza the following amounts:

          6.1.1  Upon the execution of this Agreement $3,000,000.

          6.1.2 Upon submission to the FDA of a PMA application by Adeza for the Membrane Test, which application the parties shall jointly and reasonably agree upon, [*]. If there is disagreement between the parties as to condition of the application for filing, the parties agree to abide by the recommendation of a committee composed of the Chairman of Tokos, the Chairman of Adeza and one outside party jointly appointed.

                     * [CONFIDENTIAL TREATMENT REQUESTED]

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